UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 3, 2026

Date of Report (Date of earliest event reported)

STREAMEX CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38659	26-4333375
(State	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

2431 Aloma Avenue, Suite 243

Winter Park, Florida 32792

(Address of principal executive offices) (Zip code)

(203) 409-5444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	STEX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 3, 2026, Streamex Corp. (the “Company”) executed an offer letter with Shawn Matthews (such offer letter, the “Matthews Offer Letter”), in connection with Mr. Matthew’s appointment as a non-employee director of the board of directors (“Board”) of the Company. Mr. Matthews’ term of office will continue until the next annual meeting of the Company’s stockholders, or until his successor is duly elected and qualified, or his earlier death, resignation or removal. Pursuant to the Matthews Offer Letter, Mr. Matthews will serve as a non-employee director of the Board and receive compensation consistent with the Company’s non-employee director compensation policy, as in effect from time to time. Under the Company’s current policy, Mr. Matthews is entitled to an annual cash retainer of $40,000, as well as an additional annual retainer of $25,000 for each Board committee on which he serves. Mr. Matthews received a restricted stock award for 100,000 shares of the Company’s common stock, par value $0.001 (“Common Stock”), in connection with such appointment. Mr. Matthews is also eligible to receive additional annual equity compensation, the amount and form of which will be determined by the Company’s Compensation Committee (“Compensation Committee”) in accordance with the Company’s equity compensation policies. The Company will provide Mr. Matthews with the same indemnification rights afforded to its other directors under its governing documents and applicable law, including the advancement of expenses to the fullest extent permitted. Additionally, the Company will maintain directors and officers liability insurance covering Mr. Matthews in his capacity as a director, on terms no less favorable than those applicable to other members of the Board. Such coverage will remain in effect for the duration of Mr. Matthews’ duration of service and for any applicable tail period following his departure, as required by law or Company policy.

The foregoing description of the Matthews Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Matthews Offer Letter, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures in this Current Report on Form 8-K under Item 1.01 are incorporated herein by reference.

On March 3, 2026, the Board appointed Mr. Shawn Matthews as an independent director of the Board and as a member of the Compensation Committee, such appointment effective upon his acceptance of the Matthews Offer Letter. Mr. Matthews’ term of office will continue until the next annual meeting of the Company’s stockholders, or until his successor is duly elected and qualified, or his earlier death, resignation or removal.

Shawn Matthews is currently the Founder and Chief Investment Officer of Hondius Capital Management, a global alternative asset manager. In this role, he has oversight of and responsibility for all firm investments. Mr. Matthews has been actively investing in global markets for over 30 years, with the majority of his career focused on trading across asset classes. Prior to founding Hondius Capital Management, Mr. Matthews served as Chief Executive Officer of Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) from 2009 through April 2018. Before becoming Chief Executive Officer at Cantor Fitzgerald, he held a number of senior investment leadership roles there, including Head of Capital Markets and Head of Mortgage Trading. Earlier in his career, Mr. Matthews worked as a fixed income derivatives trader, traded privatization certificates in Eastern Europe, and later founded both an equity-focused hedge fund, Alchemist Capital Management, and a fixed income broker-dealer, West Side Capital. Mr. Matthews holds a Bachelor of Science in Finance from Fairfield University and an MBA from Hofstra University.

The terms of Mr. Matthews’ appointment as an independent director, including, amongst other things, compensation, are further set forth in the Matthews Offer Letter described in Item 1.01 of this Current Report on Form 8-K.

Item 8.01 Other Events.

On March 3, 2026, the Company issued a press release announcing the appointment of Shawn Matthews to its Board.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Offer Letter, dated March 3, 2026
99.1	Press Release, dated March 3, 2026
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2026	By:	/s/ Karl Henry McPhie
	Name:	Karl Henry McPhie
	Title:	Chief Executive Officer